SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934 (Amendment No.         )

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AXA PREMIER VIP TRUST
(Name of Registrant as Specified in Its Charter)

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AXA EQUITABLE LIFE INSURANCE COMPANY

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

AXA PREMIER VIP TRUST

INFORMATION STATEMENT DATED AUGUST 25, 2011

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The purpose of this Information Statement is to provide you with information about a new investment sub-adviser for the Multimanager International Equity Portfolio (“Portfolio”), a series of AXA Premier VIP Trust (the “Trust”). The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain an additional copy of the Trust’s Prospectus or Statement of Additional Information, or its most recent Annual Report, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104, by calling 1-877-222-2144 or by visiting the Trust’s website at www.axa-equitablefunds.com.

AXA Equitable Funds Management Group, LLC (“FMG LLC”) serves as the Investment Manager and Administrator of the Trust. AXA Distributors, LLC serves as the Distributor for the Trust’s shares and is located at 1290 Avenue of the Americas, New York, New York 10104. FMG LLC, in its capacity as the Investment Manager of the Trust, has received an exemptive order from the Securities and Exchange Commission (“SEC”) to permit it and the Trust’s Board of Trustees (“Board”) to select and replace investment sub-advisers for the Trust (“Advisers”) and to amend the advisory agreements between FMG LLC and the Advisers without obtaining shareholder approval, subject to certain conditions. Accordingly, FMG LLC is able, subject to the approval of the Board, to appoint and replace Advisers and to amend advisory agreements without obtaining shareholder approval.

At a regular meeting of the Board, the Board, including the Trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the Trust, the Investment Manager, the Advisers or the Distributor (“Independent Trustees”), unanimously approved the Investment Manager’s proposal to appoint EARNEST Partners, LLC (“EARNEST Partners” or “New Adviser”) as an Adviser to an allocated portion of the Portfolio (“Allocated Portion”). The Investment Manager’s proposal was based on certain factors, including, but not limited to, the desire of FMG LLC to add a new adviser that would complement the investment strategies of the Portfolio’s other Advisers. The other current Advisers of the Portfolio are AllianceBernstein, L.P. (“AllianceBernstein”), BlackRock Investment Management, LLC, JPMorgan Investment Management Inc. and Marsico Capital Management, LLC.

Factors Considered by the Board

In approving the advisory agreement (“Agreement”), the Board considered the overall fairness of the Agreement and whether the Agreement was in the best interest of the Portfolio and its shareholders. The Board further considered factors it deemed relevant with respect to the Portfolio and the Agreement, including, as applicable: (1) the nature, quality and extent of the services to be provided by the New Adviser, including the New Adviser’s resources, best execution policies and responsibilities under the Agreement; (2) comparative performance information; (3) the level of the proposed advisory fees; (4) economies of scale that may be realized by the Portfolio; and (5) the “fall out” benefits to be realized by the New Adviser and its respective affiliates (i.e., any direct or indirect benefits to be derived by the New Adviser and their respective affiliates from their relationship with the Portfolio) as well as relationships that may exist involving an Adviser and the Manager. In considering the Agreement, the Board did not identify any single factor or information as all-important or controlling and each Trustee may have attributed different weight to each factor. With respect to performance information, the Board evaluated the performance of comparable funds advised by the New Adviser as compared to a peer group or an appropriate benchmark. The Board generally considered long-term performance more important than short-term performance. The Board also considered the level of the proposed advisory fees under the Agreement in light of the nature, quality and extent of the services to be provided by the New Adviser, including comparisons of the fees to comparable accounts advised by the New Adviser. The Board noted that the advisory fees were negotiated at arm’s length between the Manager and the New Adviser and are paid by the Manager (not the Portfolio) and, thus, the management fee paid by the Portfolio would not change as a result of the approval of the Agreement. The Board did not consider the New Adviser’s costs and profitability as material to its deliberations. The Board, however, evaluated the impact on the Manager’s profitability of the appointment of the New Adviser as well as ancillary benefits to be derived by the Manager, the New Adviser and their affiliates. Based on these considerations and the information described below the Board determined that the nature, quality and extent of the advisory services to be provided by the New Adviser and the performance of the New Adviser’s comparable accounts supported a decision to approve the agreement. The Board also determined that the New Adviser’s proposed fee rate is fair and reasonable and would not result in an excessive level of profits to the Manager, and that there was a reasonable sharing of benefits from any economies of scale with the Portfolio in light of the existence of breakpoints with respect to the Manager’s and the New Adviser’s fee schedules for the Portfolio. In addition, the Board determined that any ancillary benefits, which may accrue to the New Adviser, are fair and reasonable. As a result and pursuant to the Agreement, the Board, including the Independent Trustees, unanimously approved the Agreement. As a result of the Board’s determination, EARNEST Partners will become an Adviser to the Portfolio effective as of September 1, 2011.

Information Regarding the Investment Advisory Agreement

With respect to the Agreement between FMG LLC and EARNEST Partners, the terms of the Agreement are substantially similar to those of the Agreement between FMG LLC and the other Advisers to the Portfolio, except as to the effective date and compensation. The Agreement provides that it will remain in effect for its initial two-year term and thereafter only so long as the Board, including a majority of the Independent Trustees, specifically approves its continuance at least annually. The Agreement can be terminated at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees, by the vote of a majority of the outstanding voting securities of the Portfolio, on sixty days’ written notice to FMG LLC and the New Adviser, or by FMG LLC or the New Adviser on sixty days’ written notice to the Trust and the other party. The Agreement also terminates automatically in the event of its “assignment” (as defined in the 1940 Act) or in the event that the Investment Management Agreement between FMG LLC and the Trust is terminated for any other reason. FMG LLC (and not the Portfolio) is responsible for the payment of the advisory fee to the Adviser.

The Agreement generally provides that the New Adviser will not be liable for any losses, claims, damages, liabilities or litigation incurred by FMG LLC or the Trust as a result of any error of judgment or mistake of law by the New Adviser with respect to the Portfolio, except that nothing in the agreement limits the Adviser’s liability for all losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Adviser in the performance of any of its duties or obligations or (ii) any untrue statement of a material fact, or any omission thereof, in the Trust’s Prospectus, Statement of Additional Information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio, if such statement or omission was made in reliance upon information furnished by the New Adviser to FMG LLC or the Trust.

Information Regarding the New Adviser

The following provides additional information about the new Adviser. Information is provided in Appendix A to this Information Statement with respect to advisory fees paid to the Adviser by comparable funds subject to the 1940 Act that it advises. For more information on the principal risks of investing in the Portfolio, please refer to the section “The Principal Risks of Investing in the Portfolio” of the Portfolio’s Summary Prospectus and the section “More About Investment Strategies & Risks” in the Trust’s Prospectus.

EARNEST Partners, LLC

EARNEST Partners is a fundamental, bottom-up investment manager. The firm’s objective is to outperform the assigned benchmark while seeking to control volatility and risk. EARNEST Partners believes that the best investment decisions focus on the merits of individual. The first step in the investment process utilized by the firm is to screen the relevant universe to identify stocks that it believes are likely to outperform based on their financial characteristics and the current environment. EARNEST Partners uses an approach called the Return Pattern Recognition®, which seeks to identify the financial and market characteristics that have been in place when an individual company has produced outstanding performance. The firm screens thousands of companies and selects for an in-depth fundamental review those exhibiting the set of characteristics that the firm believes indicates future outperformance. The companies selected are then put through a second more rigorous review, during which an investment thesis is developed for each company. The thesis is tested generally through conversations with the company’s management team and industry specialists as well as a review of the company’s financial statements/reports and independent field research. EARNEST Partners seeks companies in attractive industries with developed strategies, talented management teams, sufficient funding and strong financial results.

EARNEST Partners utilizes a team approach to portfolio management that involves collaboration among its investment professionals across asset classes. It is anticipated that Paul Viera, Chief Executive Officer (“CEO”) and Partner of the firm will have primary responsibility for the day-to-day management and investment decisions made with respect to the Allocated Portion of the Portfolio. Mr. Viera has over 25 years of investment experience.

EARNEST Partners is located at 1180 Peachtree Street, NE, Atlanta, Georgia 30309. EARNEST Partners is an employee-owned Atlanta-based investment adviser. EARNEST Partners’ principal executive officers include: Paul Viera, CEO and Partner; James Wilson, Chief Compliance Officer; and John Whitmore, Chief Operating Officer and Partner. The address of each of these individuals is 1180 Peachtree Street, NE, Atlanta, Georgia 30309. EARNEST Partners is owned approximately 87% by Westchester Limited, LLC and 13% by EP Partner Pool, LLC. Mr. Viera indirectly owns more than 25% of EARNEST Partners through Westchester Limited, LLC.

For its services to the Portfolio, EARNEST Partners will receive an advisory fee based on the assets of the EARNEST Partners Allocated Portion as follows: 0.50% of the EARNEST Partners’ Allocated Portion up to and including $500 million in assets and 0.40% on assets in excess of $500 million. Had the new advisory fee been in effect during the fiscal year ended December 31, 2010 and EARNEST Partners managed the assets that are anticipated to be in the EARNEST Partners’ Allocated Portion during that time, EARNEST Partners would have received $977,070 in advisory fees. The investment advisory agreement between FMG LLC and AllianceBernstein automatically will expire effective as of August 31, 2011 as a result of FMG LLC’s decision not to present the advisory agreement for continuance for an additional one-year period to the Board. Under the Agreement between FMG LLC and AllianceBernstein with respect to the Portfolio, dated as of May 1, 2011, AllianceBernstein received an advisory fee based on the assets of its allocated portion of the Portfolio as follows: 0.60% of the portion’s average daily net assets up to and including $1 billion, 0.55% of the next $500 million in assets, .0.50% of the next $500 million in assets, 0.45% of the next $500 million in assets and 0.40% thereafter. For purposes of calculating the advisory fee paid to AllianceBernstein, assets of certain related portfolios advised by AllianceBernstein that are managed by FMG LLC. For the fiscal year ended December 31, 2010, AllianceBernstein received $973,155 in advisory fees with respect to the Portfolio. Thus, Earnest Partners’ advisory fee would have been approximately 0.40% higher than the fee for the existing Adviser.

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust’s Board, each Portfolio of the Trust may engage in brokerage transactions with brokers that are affiliates of the Investment Manager or the Advisers, with brokers who are affiliates of such brokers, or with unaffiliated brokers who trade or clear through affiliates of the Investment Manager or Advisers. For the fiscal year ended December 31, 2010, the Portfolio did not pay brokerage commissions to any brokerage affiliates of FMG LLC.

Control Persons and Principal Holders

AXA Equitable Life Insurance Company (“AXA Equitable”), the parent company of FMG LLC, may be deemed to be a control person with respect to the Trust by virtue of its ownership of more than 99% of the Trust’s shares as of July 29, 2011. FMG LLC is organized as a Delaware limited liability corporation and is a wholly owned subsidiary of AXA Equitable. AXA Equitable is a wholly owned subsidiary of AXA Financial, Inc., a subsidiary of AXA, a French insurance holding company. As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to each Portfolio. As of July 29, 2011, the Trustees and Officers of the Trust owned Contracts entitling them to provide voting instructions in the aggregate with respect to less than one percent of the beneficial interest of the Portfolio.

The following table sets forth information regarding the shareholders who owned beneficially or of record 5% or more of any class of shares of the Portfolio as of July 29, 2011.

Shareholder	Portfolio/Class	Number of Shares Owned	Percentage of Class
AXA Moderate Allocation Portfolio*	International Equity Portfolio – Class A	12,238,011.69	25.10%

AXA Moderate-Plus Allocation Portfolio*	International Equity Portfolio – Class A	16,443,300.05	33.73%

AXA Aggressive Allocation Portfolio*	International Equity Portfolio – Class A	3,931,016.94	8.06%

*	The address of the Portfolio is 1290 Avenue of the Americas, New York, New York 10104.

A copy of the Trust’s 2011 Semi-Annual Report is enclosed.

Appendix A

The chart below provides information regarding the advisory fees charged by the Adviser to a comparable account that it advises.

EARNEST Partners, LLC

Name of Fund	Net Assets (as of 6/30/11)	Advisory Fee Rate (% of net assets)
Hancock Horizons Diversified International Fund	$88,597,294	0.50% on the first $100 million of average daily net assets; and 0.45% on the average daily net assets in excess of $100 million

A-1